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                                                                    Exhibit 10.1


                           LEASE TERMINATION AGREEMENT
                           ---------------------------

     THIS LEASE TERMINATION AGREEMENT ("Agreement") is entered into as of the 19th day of August, 2003, by and between LNR-LENNAR 250 BRANNAN STREET LLC, a California limited liability company ("Landlord"), and DOUBLECLICK INC., a Delaware corporation ("Tenant").

     1. Tenant, as tenant, and LNR-Lennar Brannan Street, LLC, predecessor in interest to Landlord, as landlord, entered into that certain Office Building Lease dated March, 2000, as amended by (i) that certain First Amendment to Lease dated as of October 1, 2000; (ii) that certain Second Amendment to Lease dated as of August 17, 2001; and (iii) that certain Third Amendment to Lease dated August 31, 2001 (as amended, the "Lease") for certain premises located at 250 Brannan Street, San Francisco, California (the "Premises"). The term of the Lease is scheduled to expire 10 years after the "Commencement Date" of the Lease. However, Tenant now desires to terminate the Lease early and Landlord desires to accept such early termination of the Lease and Tenant's surrender of all rights under the Lease and possession of the Premises as provided herein. All capitalized terms used in this Agreement shall have the meanings given to such terms in the Lease, except to the extent that said terms are otherwise defined in this Agreement.

     2. Subject to the terms and conditions set forth below, in consideration of the mutual promises contained herein, the Lease shall be terminated and Tenant shall surrender all rights under the Lease and possession of the Premises, and Landlord shall accept such surrender of the Premises, effective as of 11:59 p.m. on October 15, 2003 (the "Termination Date"). Tenant may accelerate the Termination Date to any date prior to October 15, 2003 by providing prior written notice to Landlord of its intended earlier surrender and thereafter surrendering possession of the Premises as provided herein on or before such earlier date specified in such notice; provided, however, any such earlier termination shall not alter the Termination Fee payable by Tenant nor entitle Tenant to any credit for previously paid rent attributable to the month in which the Termination Date occurs. Except as otherwise set forth herein, Tenant shall perform all obligations of Tenant arising under the Lease through to the Termination Date, but the rental payment due under the Lease for the month of September, 2003 is being paid as part of the Termination Fee, Landlord acknowledging receipt from Tenant of Monthly Basic Rent for August 2003, and Tenant shall have no obligation to pay any Monthly Basic Rent for its occupancy of the Premises from October 1 through October 15, 2003. Notwithstanding anything in the Lease to the contrary, Landlord hereby agrees that Tenant's obligation regarding surrender shall be to leave the Premises as-is but in broom clean condition with the elevators and HVAC systems (which are maintained by Tenant) in the condition existing as of the date hereof (subject to completion by Tenant's HVAC maintenance contractor prior to the Termination Date of the items of deficient maintenance including replacement of defective compressor identified by Landlord in its August review of the HVAC maintenance, not to exceed $3,000 in cost to Tenant), all subject to reasonable wear and tear and casualty damage for which Tenant is not responsible for repair, with all of Tenant's personal property, furniture and trade fixtures removed, excluding all cabling which Tenant shall leave in place, and all material damage caused by all such removal shall be repaired by Tenant at Tenant's sole cost and expense. Tenant shall also use its reasonable efforts to return to Landlord the automatic garage door openers previously provided by Landlord to Tenant's employees. Upon Tenant's surrender of possession, Landlord and Tenant shall promptly conduct a walk-through inspection of the Premises to confirm Tenant's surrender of the Premises in accordance with the terms of this Paragraph 2 and Tenant shall promptly and in any event within ten (10) days remedy any deficiency in its surrender of the Premises. Notwithstanding the foregoing, if upon such inspection it is determined that conditions must be corrected by Tenant, the Lease shall nonetheless be terminated as of the date that Tenant so surrendered the Premises, but Tenant shall remain obligated to promptly correct such conditions and shall be given access to the Premises for such purposes. Tenant agrees that Landlord may begin marketing the Premises for lease or sale immediately upon execution of this Agreement by the parties and Tenant agrees to cooperate with Landlord at no cost to Tenant in the marketing of the Premises, including allowing Landlord to show the Premises to prospective buyers and tenants upon reasonable prior notice, during Tenant's normal business hours. If Tenant holds over in the Premises beyond October 15, 2003, Tenant shall pay rent to Landlord at a per diem rate of $12,000.00 per day, provided the foregoing shall not be construed to authorize Tenant to hold over beyond October 15, 2003 and Landlord reserves all rights in the event of any such holdover by Tenant.

     3. As consideration for Landlord's agreement to terminate the Lease early, Tenant shall pay to Landlord the sum of Twenty Four Million and No/100 Dollars ($24,000,000.00), plus an amount equal to Monthly Basic Rent, parking charges, taxes, insurance and TMA assessments payable under the Lease for September 2003 in the collective amount of Four

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Hundred Ninety One Thousand Five Hundred Twenty Five and 91/100 Dollars
($491,525.91) (collectively, the "Termination Fee"). Tenant shall have no obligation to pay any such amounts in connection with Tenant's occupancy of the Premises from October 1 through October 15, 2003. Tenant shall pay the Termination Fee to Landlord as follows: Upon execution of this Agreement by the parties, Landlord shall be authorized to and shall promptly hereafter draw in full upon the original Six Million Dollar ($6,000,000.00) Letter of Credit in favor of Landlord as presently held by Landlord's lender and Landlord may keep such funds as a portion of the Termination Fee. Tenant agrees to cooperate with Landlord and to assist Landlord by executing any necessary instructions, affidavits and other documents so that Landlord is able to draw in full upon the Letter of Credit. If for any reason Landlord is unable to draw upon the Letter of Credit, in whole or in part, Landlord shall promptly notify Tenant thereof, and Tenant shall thereafter pay to Landlord the sum of $6,000,000 or so much thereof as Landlord was unable to draw upon and Landlord shall immediately return to Tenant the original Letter of Credit (undrawn to the extent paid by Tenant to Landlord as in this sentence provided) together with a written authorization by Landlord to the issuer thereof to cancel said Letter of Credit. The balance of the Termination Fee in the amount of Eighteen Million Four Hundred Ninety One Thousand Five Hundred Twenty Five and 91/100 Dollars ($18,491,525.91) shall be transferred by Tenant to Landlord within five (5) business days following mutual execution of this Agreement, by wire transfer of funds to Bank of America, San Francisco, ABA #121000358, Account #14208-04858, Account Name: LNR Property Corp.. The later of the date upon which Landlord has received the Letter of Credit funds and the balance of the Termination Fee by wire transfer of funds shall be referred to herein as the "Termination Fee Payment Date".

     4. Effective upon the Termination Fee Payment Date, and subject to the provisions of Paragraph 9 below, Landlord, for itself and its successors and assigns, hereby remises, releases and forever discharges Tenant and its representatives, shareholders, trustees, officers, directors, partners, members, parents, subsidiaries, affiliates, employees, agents, successors and assigns, from any and all obligations, claims, liabilities, losses, damages, acts, demands, grievances, suits, actions, causes of action, debts, liens, charges, accounts, contracts, agreements, promises, costs or expenses whatsoever, whether at law, admiralty or in equity (individually, a "Claim" or collectively, "Claims") of any nature whatsoever, known or unknown, fixed or contingent, arising out of or accruing from or relating to in any way the Lease or the Premises or Tenant's use and occupancy of the Premises (including without limitation any claims relating to the size and/or square footage of the Premises); provided, however, the foregoing release shall not extend to the obligations of Tenant under this Agreement regarding Tenant's obligation to physically surrender the Premises or to any of Tenant's unperformed obligations under the Lease arising during the period commencing from and after the Termination Fee Payment Date through the Termination Date (other than for payment of Monthly Basic Rent, parking charges, taxes, insurance and TMA assessments payable under the Lease for such period for which Landlord shall have received payment as of the Termination Fee Payment Date including as part of the Termination Fee).

     5. Effective upon the Termination Date, subject to Tenant's surrender of the Premises in accordance with the terms of the Lease and this Agreement, including payment by Tenant to Landlord of the full Termination Fee as provided herein, and subject to the provisions of Paragraph 9 below, the Lease will be deemed terminated and Landlord for itself and its successors and assigns, remises, releases and forever discharges Tenant and its representatives, shareholders, trustees, officers, directors, partners, members, parents, subsidiaries, affiliates, employees, agents, successors and assigns, from any and all Claims arising out of or accruing from in any way the Lease or the Premises or Tenant's use and occupancy of the Premises (including without limitation any claims relating to the size and/or square footage of the Premises) prior to the Termination Date; provided, however, the foregoing release shall not extend to any unperformed obligations of Tenant under this Agreement as of the Termination Date.

     6. Effective upon the Termination Fee Payment Date, and subject to the provisions of Paragraph 9 below, Tenant, for itself and its successors and assigns, hereby remises, releases and forever discharges Landlord and its representatives, shareholders, trustees, officers, directors, partners, members, parents, subsidiaries, affiliates, employees, agents, successors and assigns, from any and all Claims of any nature whatsoever, known or unknown, fixed or contingent, arising out of or accruing from or relating to in any way the Lease or the Premises or Tenant's use and occupancy of the Premises (including without limitation any claims relating to the size and/or square footage of the Premises) prior to the Termination Fee Payment Date; provided, however, the foregoing release shall not extend to the obligations of Landlord under this Agreement or to any of Landlord's unperformed obligations under the Lease arising during the period commencing from and after the Termination Fee Payment Date through the Termination Date.


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     7. Effective upon the Termination Date, and subject to the provisions of
Paragraph 9 below, Tenant, for itself and its successors and assigns, remises, releases and forever discharges Landlord and its representatives, shareholders, trustees, officers, directors, partners, members, parents, subsidiaries, affiliates, employees, agents, successors and assigns, from any and all Claims arising out of or accruing from or relating to in any way the Lease or the Premises or Tenant's use and occupancy of the Premises (including without limitation any claims relating to the size and/or square footage of the Premises) prior to the Termination Date; provided, however, the foregoing release shall not extend to the obligations of Landlord under this Agreement.

     8. Notwithstanding anything set forth in this Agreement, including, without limitation, anything in Paragraphs 4, 5, 6 and 7 above to the contrary, Landlord and Tenant acknowledge and agree that the Claims released herein do not include any of the following described Claims, if any exist, each and every one of which shall survive the Termination Fee Payment Date and the Termination Date and are hereby expressly reserved and excluded from the Claims described above: Any Claims by either party hereto against the other solely as a result of an action for personal injury or property damage brought by any third party, which one party would be entitled to claim and recover against the other but for the provisions of Paragraphs 4, 5, 6 and 7 above.

     9. Subject to the foregoing, effective as of the respective dates set forth in Paragraphs 4, 5, 6 and 7 above, Landlord, on the one hand, and Tenant on the other hand, expressly waive any and all rights with respect to the matters released and waived in Paragraphs 4, 5, 6 and 7 above which are conferred upon them by the provisions of California Civil Code Section 1542 and the provisions of any other applicable laws restricting the release of claims which the Landlord or Tenant does not know of or suspect to exist at the time of executing this Agreement, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions. California Civil Code Section 1542 provides:

     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     Landlord and Tenant hereby understand and acknowledge the significance and consequences of such release and specific waiver of California Civil Code
Section 1542 and each acknowledges having been advised by independent legal counsel concerning the same.

         Landlord's Initials: /s/ DCG       Tenant's Initials: /s/ BD
                             ------------                      ------------

     10. Notwithstanding anything to the contrary contained in this Agreement, in the event any payment by Tenant to Landlord of all or any portion of the Termination Fee is held to constitute a preference, fraudulent transfer or other voidable payment under any bankruptcy, insolvency or similar law, or if for any other reason Landlord is required to refund such Termination Fee payment or any portion thereof or pay the amount thereof to any other party such that, in any of the foregoing instances, Landlord does not realize the economic benefit of such Termination Fee payment or any portion thereof (all of the foregoing being referred to herein as "Disgorged Funds"), then payment by Landlord of any such Disgorged Funds shall rescind the release of Tenant from any liability hereunder as to such Disgorged Funds and this Agreement and Tenant's obligation to pay such Disgorged Funds portion of the Termination Fee shall continue to be effective or shall be reinstated (notwithstanding any prior release, surrender or discharge by Landlord of Tenant), as the case may be, and this Agreement shall apply to, any and all Disgorged Funds so refunded by Landlord or paid by Landlord to another person , and any attorneys' fees, costs and expenses paid or incurred by Landlord in connection with any such event. It is the intent of Landlord that the obligations and liabilities of Tenant hereunder are absolute and unconditional under any and all circumstances and that until the Termination Fee is paid in full by Tenant and all other obligations of the Tenant hereunder are fully and finally paid and performed, and not subject to refund or disgorgement, the obligations and liabilities of Tenant hereunder shall not be discharged or released, in whole or in part, by any act or occurrence that might, but for the provisions of this Agreement, be deemed a legal or equitable discharge or release of a Tenant. Landlord shall be entitled to continue to hold this Agreement in its possession for a period of one year from the date the obligations are paid and performed in full and for so long thereafter as may be necessary to enforce any obligation of Tenant hereunder and/or to exercise any right or remedy of Landlord hereunder.

     11. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, but all of which shall constitute one (1) Agreement, binding on


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the parties hereto. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart.

     12. This Agreement shall inure to the benefit of and shall bind the parties hereto and their respective heirs, executors, administrators, personal representatives, legal representatives, successors-in-interest and assigns.

     13. As used in this Agreement, the masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa. Time is of the essence of this Agreement. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of California.

     14. If any proceeding is brought by any party hereto against any other party hereto that arises out of this Agreement, then the party prevailing in such proceeding shall be entitled to recover reasonable attorneys' fees and costs.

     15. Landlord and Tenant acknowledge that (a) prior to entering into this Agreement, there were disputes between them regarding the square footage of the Premises and several issues attendant thereto, and (b) those disputes have been resolved and all Claims relating thereto released above. In connection with such disputes, each party agrees to bear its own legal, accounting, consultant and expert fees and costs.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


LANDLORD:                                TENANT:

LNR-LENNAR 250 BRANNAN STREET, LLC,      DOUBLECLICK INC.
a California limited liability company   Delaware corporation

    By:  LNR Western Properties, Inc.,   By: /s/ Bruce Dalziel
         a California corporation            -----------------------------------
         Its:   Member                       Print Name: Bruce Dalziel
                                                        ------------------------
                                             Print Title: Chief Financial
                                                          Officer
                                                         -----------------------


By: /s/ Daniel C. Grable
    -----------------------------------
    Print Name: Daniel C. Grable
               ------------------------
    Print Title: Vice President
                -----------------------



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